EXHIBIT 23.1

[LETTERHEAD OF KPMG LLP]

Consent of Independent Registered Public Accounting Firm

The Board of Directors

North American Energy Partners Inc. (formerly “NACG Holdings Inc.”)

We consent to the incorporation by reference in the registration statement on Form S-8 of our audit report dated July 19, 2006, except as to note 24(c), which is as of October 11, 2006, notes 17(a) and 23(j), which are as of November 2, 2006, notes 24(d) and 24(e), which are as of November 3, 2006 and note 24(b), which is as of November 21, 2006 on the consolidated balance sheets of NACG Holdings Inc. as at March 31, 2006 and 2005 and the related consolidated statements of operations and retained earnings (deficit) and cash flows for the years ended March 31, 2006 and 2005 and the period from November 26, 2003 to March 31, 2004 and of Norama Ltd. (Predecessor Company) for the period April 1, 2003 to November 25, 2003, included in the prospectus dated November 21, 2006 incorporated by reference herein. Our report refers to changes in accounting policies by the Company as discussed in Notes 2(c) and
2(q) to the consolidated financial statements, with respect to the recognition of revenue on claims and adoption of new accounting pronouncements related to the accounting by a customer (including a reseller) for certain consideration received from a vendor, the accounting for convertible debt instruments, the accounting for non-monetary transactions, the accounting for implicit variable interests and the accounting for conditional asset retirement obligations in 2006.

/s/ KPMG LLP

Edmonton, Canada

December 15, 2006